Exhibit 99.1

TransDigm To Acquire Aviation Technologies Inc. From Odyssey Investment Partners

CLEVELAND, January 9, 2007 /PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG) announced today a definitive agreement to purchase Aviation Technologies Inc. (“ATI”), a privately-owned supplier of innovative aerospace products, for a total enterprise value of approximately $430 million in cash. TransDigm expects to finance the acquisition primarily through a combination of senior and subordinated debt.

ATI, which is based in Seattle, WA, consists of two primary operating units that service the commercial and military aerospace markets – Avtech and ADS/Transicoil. Avtech is a leading supplier of flight deck and passenger audio systems; cabin lighting and power control products and related components. ADS/Transicoil is a leading supplier of displays, clocks, brushless motors and related components and instruments. About 95% of ATI’s revenue is generated from the global aerospace industry, with approximately 80% of such revenues coming from the commercial market and approximately 20% of such revenue coming from the military market. ATI employs approximately 600 people in its Seattle (WA), Bellevue (WA), Collegeville (PA) and Malaysian operations.

“This is the first sizable acquisition opportunity that we have seen in several years that meets our stringent strategic, operational and value-creation criteria,” stated W. Nicholas Howley, TransDigm’s Chairman and Chief Executive Officer. ”ATI fits well with our consistent focus on proprietary aerospace components with broad platform positions and significant aftermarket content. Approximately 90% of ATI’s revenue comes from proprietary products and about 50% of ATI’s revenue is related to the aftermarket. Additionally, this acquisition expands our existing positions in aerospace motors and electrical power applications and also opens up a new growth platform in flight deck and cabin electronics products.”

For the calendar year ending December 31, 2006, ATI is expected to have approximately $105 million in revenues and approximately $35 million of EBITDA (earnings before interest, taxes, depreciation and amortization). The 2006 EBITDA is expected to include approximately $3 million of program development expenses for products that ATI will be providing on the Boeing 787, $3 million of ATI corporate overhead, and $1 million of one time relocation/severance charges.

“These are well run businesses,” continued Mr. Howley, “However, consistent with our past acquisition history, we expect to see margin improvements as we integrate the ATI businesses into our culture and management processes. We expect to realize cost savings relatively quickly in ATI’s corporate overhead, and then to more gradually improve the margins as Boeing 787 development costs ramp down, our restructuring activities are concluded, and we implement TransDigm’s value drivers throughout the organization.

Excluding purchase price accounting adjustments, we anticipate this acquisition will be slightly accretive over the first twelve months of ownership and increasingly so thereafter.”

The acquisition, which is expected to close in the next 60 days, is subject to regulatory approvals and customary closing conditions. The transaction will be accounted for under purchase accounting rules.

Conference Call

TransDigm will host a conference call for investors and security analysts to discuss the acquisition Wednesday, January 10, 2007 beginning at 10:00 a.m., Eastern Time. To join the call, dial (800) 901-5231 and enter the pass code 74569248. International callers should dial (617) 786-2961 and use the same pass code. A live audio web cast can be accessed online at http://www.transdigm.com. The call will be archived on the website and available for replay at approximately 12:00 noon. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 76467846. International callers should dial (617) 801-6888 and use the same pass code.

Additional Information for ATI

ATI serves a diverse fleet of commercial and military aircraft. Avtech provides products to the entire fleet of Boeing commercial aircraft, Embraer and Canadair regional jets as well as a broad range of business jets. ADS / Transicoil’s products are found in most commercial and military aircraft in use today. Recent significant platform awards have included the audio system on the Boeing 787 and Embraer 170/190 family as well as various lighting, power and control, and avionics display products on the Airbus A380. Major active production platforms for ATI include Boeing 737, 777, 747; Airbus A320; Embraer, 135, 140, 145, 170, 190; Canadair 100, 200, 700, 900 as well as many business jets.

About TransDigm Group

TransDigm Group is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward- looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, the acquired business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. All forward-looking statements involve risks and uncertainties which could affect the Company's actual results and could cause its actual results or the benefits of the proposed merger to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include but are not limited to satisfaction of closing conditions to the transaction, ATI’s actual financial results for the year ended December 31, 2006 may differ from expected results, difficulties encountered in integrating the companies or implementing our strategic value drivers, and the effects of general and industry conditions. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com